Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-222382, 333222381, 333-217572, 333-193625, 333-188725,  333-159416, 333-135259, 333-135258, 333-135257, 333-117591, 333-62704, and 333-62706 on Forms S-8, and 333-215481 on Form S-3, of CenterState Bank Corporation (formerly CenterState Banks, Inc.) of our report dated February 28, 2018 with respect to the consolidated financial statements of CenterState Banks, Inc., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of CenterState Bank Corporation for the year ended December 31, 2017.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Franklin, Tennessee

February 28, 2018